Exhibit 99.1
PRESS RELEASE

INTERNATIONAL SEAWAYS REPORTS
SECOND QUARTER 2017 RESULTS

New York, NY – August 9, 2017 – International Seaways, Inc. (NYSE: INSW) (the "Company" or "INSW"), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets, today reported results for the second quarter 2017.

Highlights
•	Time charter equivalent (TCE) revenues(A) for the second quarter were $69.3 million, compared to $101.0 million in the second quarter of 2016.
•
Net loss for the second quarter, reflecting $15.0 million of costs associated with the refinancing of the Company's debt facilities, was $11.6 million, or $(0.40) per diluted share, compared to net income of $30.5 million, or $1.05 per diluted share, in the second quarter of 2016.

•	Adjusted EBITDA(B) for the second quarter was $31.8 million, compared to $62.3 million in the same period of 2016.
•	Cash was $121.2 million as of June 30, 2017.
•	Closed on a new $50 million revolving credit facility and $500 million term loan facility in June 2017; subsequent to quarter's end, the term loan facility was upsized to $550 million.
•
Acquired two 2017-built Suezmax tanker newbuildings, the Seaways Hatteras and the Seaways Montauk, constructed at Hyundai Samho Heavy Industries shipyard, which were delivered to the Company in July 2017.

•	Entered into an agreement to sell a 2001-built MR, expected to close during the third quarter.
•	Signed two five-year contracts for our FSO joint ventures which are expected to generate in excess of $180 million of EBITDA for the Company over the five-year contract period.

"During the second quarter, we executed on our fleet growth and renewal strategy, enhanced our financial flexibility and strengthened the Company's position to optimize revenue through the current tanker cycle," said Lois K. Zabrocky, International Seaways' president and CEO. "Specifically, we acquired two Suezmax newbuildings, capitalizing on attractive asset values at the low point in the cycle and growing our sizeable and diverse fleet. We also completed a $550 million refinancing in the quarter, which was recently upsized to $600 million and reflects the strong support we have received from debt investors. In addition to extending the Company's debt maturities, this successful refinancing, which was completed on attractive terms, enhances our ability to take advantage of compelling opportunities for shareholders. We also increased our contracted cash flows in the second quarter, with the execution of two five-year contracts for our FSO joint ventures, which are expected to generate in excess of $180 million of EBITDA for the Company over their five-year terms."

Ms. Zabrocky continued, "We are driven by a disciplined and balanced capital allocation strategy and enter the second half of 2017 with significant liquidity to continue to opportunistically grow and modernize our fleet. We also continue to maintain sizeable contracted cash flows, as well as upside to a market recovery in both the crude and product tanker sectors. We remain positive on crude tanker fundamentals in 2018 and continue to be encouraged by near-term prospects for a strengthening product tanker market."

Second Quarter 2017 Results
Consolidated TCE revenues for the second quarter of 2017 were $69.3 million, compared to $101.0 million in the second quarter of 2016. Shipping revenues for the second quarter of 2017 were $72.0 million, compared to $103.1 million in the second quarter of 2016. Consolidated TCE revenues for the first half of 2017 were $153.4 million, compared to $225.7 million for the first half of last year. Shipping revenues for the first half of 2017 were $160.7 million, compared to $231.7 million in the prior year period.

Operating income for the quarter was $4.2 million, compared to operating income of $41.1 million for the second quarter of 2016. Operating income for the first half of 2017 was $31.2 million, compared to operating income of $105.8 million for the first half of 2016.

Net loss for the second quarter of 2017 was $11.6 million, or $(0.40) per diluted share, compared with net income of $30.5 million, or $1.05 per diluted share, in the second quarter of 2016. The net loss reflects $15.0 million of one-time costs associated with the Company's debt refinancing, of which $7.0 million was non-cash, and the decline in TCE revenues referred to above. These declines were partially offset by a decrease in general and administrative expenses, reflecting management's streamlining of the Company's operations after its spin-off from OSG in November 2016, and decreased depreciation and amortization. Net income for the first half of 2017 was $6.4 million, or $0.22 per diluted share, compared with net income of $90.4 million, or $3.10 per diluted share for the first half of 2016.

In accordance with accounting guidance, the debt refinancing executed in June 2017 was treated as a modification. As a result, $7.9 million of issuance costs and third-party fees associated with the 2017 Debt Facilities and $7.0 million of previously deferred finance costs associated with the 2014 debt facilities and related amendments were expensed in the second quarter of 2017.

Adjusted EBITDA was $31.8 million for the quarter, compared to $62.3 million in the second quarter of 2016, principally driven by lower daily rates. This decrease was offset in part by increases in full service lighterings in our lightering business, which contributed an increase in EBITDA of $2.2 million, as well as reduced general and administrative expenses. Adjusted EBITDA was $78.2 million for the first half of 2017, compared to $147.4 million for the first half of 2016. The increase in EBITDA contributed by the lightering business in the first half of 2017 compared to the first half of 2016 was $3.0 million.

Crude Tankers
TCE revenues for the Crude Tankers segment were $45.7 million for the quarter, compared to $66.5 million in the second quarter of 2016. This decrease resulted primarily from the impact of significantly lower average blended rates in the VLCC, Aframax and Panamax sectors, with spot rates declining to $26,700, $13,000 and $12,300 per day, respectively, aggregating approximately $20.9 million, and fewer revenue days in the Panamax sector, resulting from an increase in drydock days. Increased activity levels in the Crude Tankers Lightering business partially offset the declines in revenue. Shipping revenues for the Crude Tankers segment were $47.9 million for the quarter, compared to $68.5 million in the second quarter of 2016. TCE revenues for the Crude Tankers segment were $101.8 million for the first half of 2017, compared to $153.9 million for the first half of 2016. Shipping revenues for the Crude Tankers segment were $107.8 million for the first half of 2017, compared to $159.4 million in the first half of 2016.

Product Carriers
TCE revenues for the Product Carriers segment were $23.5 million for the quarter, compared to $34.4 million in the second quarter of 2016. This decrease was primarily due to a decline in average daily blended rates earned by the MR, LR1 and LR2 fleets, with spot rates declining to $10,700, $10,900 and $10,100 per day, respectively. The decline in blended MR, LR1 and LR2 rates accounted for $10.6 million of the decline in TCE revenues. Shipping revenues for the Product Carriers segment were $24.0 million for the quarter, compared to $34.8 million in the second quarter of 2016. TCE revenues for the Product Carriers segment were $51.6 million for the first half of 2017, compared to $71.8 million for the first half of 2016. Shipping revenues for the Product Carriers segment were $52.9 million for the first half of 2017, compared to $72.4 million for the first half of 2016.

Debt Refinancing
On June 22, the Company closed on a new $50 million revolving credit facility and a $500 million term loan facility containing an accordion feature whereby the term loan facility may be increased up to an additional $50 million. The proceeds from the 2017 term loan were used to prepay the $458.4 million outstanding balance of the 2014 term loan, which was scheduled to mature in August 2019, to pay certain expenses related to the refinancing, and for general corporate purposes. On July 24, the Company entered into an amendment of the 2017 debt facilities credit agreement and upsized the 2017 term loan facility by $50 million pursuant to the accordion feature, increasing the term loan facility to $550 million and the total debt refinancing, including the revolving credit facility, to $600 million. All other terms of the 2017 debt facilities remained substantially unchanged.

The term loan facility, which has a final maturity date of June 22, 2022, carries an interest rate of LIBOR plus 5.5%. The revolving credit facility has a final maturity date of December 22, 2021.

Suezmax Newbuilding Acquisitions and Vessel Sale
In June 2017, the Company entered into an agreement to acquire two 159,000 DWT 2017-built Suezmax tanker newbuildings constructed at Hyundai Samho Heavy Industries shipyard for an aggregate purchase price of $116 million. The Company took delivery of the Seaways Hatteras on July 20 and the Seaways Montauk on July 25. Upon delivery, both vessels commenced trading in a leading Suezmax pool. This acquisition was financed by the $50 million increase in the 2017 term loan facility discussed above, a $50 million draw under the revolving credit facility and cash on hand.

In May 2017, the Company entered into an agreement to sell a 2001-built MR, which is expected to be delivered to buyers during the third quarter of 2017. The Company expects to recognize a gain on this transaction in the third quarter.

Five-Year Contracts for FSO Joint Venture
On May 17, the Company's joint ventures with Euronav NV signed two five-year contracts with North Oil Company (NOC), the new operator of the Al Shaheen oil field, off the coast of Qatar, whose shareholders are Qatar Petroleum Oil & Gas Limited and Total E&P Golfe Limited. These contracts are for the FSO Africa and FSO Asia and commence upon expiry of their current contracts with the former operator of the field, Maersk Oil Qatar, in the third quarter of 2017.

The new contracts are expected, over their five-year terms, to generate in excess of $360 million of EBITDA for the joint venture. Based on International Seaways' 50% ownership in the joint venture, the five-year contracts are expected to generate in excess of $180 million of EBITDA for the Company.

Conference Call
The Company will host a conference call to discuss its second quarter results at 9:00 a.m. Eastern Time ("ET") on Wednesday, August 9, 2017.

To access the call, participants should dial (855) 940-9471 for domestic callers and (412) 317-5211 for international callers. Please dial in ten minutes prior to the start of the call.

A live webcast of the conference call will be available from the Investor Relations section of the Company's website at http://www.intlseas.com/.

An audio replay of the conference call will be available starting at 11:00 a.m. ET on Wednesday, August 9, 2017 through 11:59 p.m. ET on Wednesday, August 16, 2017 by dialing (877) 344-7529 for domestic callers and (412) 317-0088 for international callers, and entering Access Code 10110930.

About International Seaways, Inc.
International Seaways, Inc. (NYSE: INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owns and operates a fleet of 57 vessels, including one ULCC, eight VLCCs, two Suezmaxes, eight Aframaxes/LR2s, 12 Panamaxes/LR1s and 20 MR tankers. Through joint ventures, it has ownership interests in four liquefied natural gas carriers and two floating storage and offloading service vessels. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at www.intlseas.com.

Forward-Looking Statements
This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to the Company's plans to issue dividends, its prospects, including statements regarding trends in the tanker markets, possibilities of strategic alliances, investments and consolidation, and share repurchases. Forward-looking statements are based on the Company's current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for the Company and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:
David Siever, International Seaways, Inc.
(212) 578-1635
dsiever@intlseas.com

Consolidated Statements of Operations

($ in thousands, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Shipping Revenues:
Pool revenues	$42,339	$66,705	$92,112	$157,234
Time and bareboat charter revenues	14,442	28,660	31,792	50,343
Voyage charter revenues	15,176	7,697	36,803	24,161
Total Shipping Revenues	71,957	103,062	160,707	231,738
Operating Expenses:
Voyage expenses	2,677	2,107	7,295	6,074
Vessel expenses	35,373	34,400	69,101	69,538
Charter hire expenses	11,036	8,594	22,387	16,809
Depreciation and amortization	19,099	20,025	37,715	40,106
General and administrative	5,182	7,727	11,540	15,911
Third-party debt modification fees	7,939	-	7,939	-
Separation and transition costs	296	1,130	1,031	1,263
Gain on disposal of vessels and other property	-	-	-	(171)
Total operating expenses	81,602	73,983	157,008	149,530
(Loss)/income from vessel operations	(9,645)	29,079	3,699	82,208
Equity in income of affiliated companies	13,866	11,985	27,472	23,605
Operating income	4,221	41,064	31,171	105,813
Other (expense)/income	(6,760)	(175)	(6,674)	1,241
(Loss)/income before interest expense, reorganization items and income taxes	(2,539)	40,889	24,497	107,054
Interest expense	(9,076)	(9,690)	(18,041)	(20,432)
(Loss)/income before reorganization items and income taxes	(11,615)	31,199	6,456	86,622
Reorganization items, net	-	(520)	-	3,951
(Loss)/income before income taxes	(11,615)	30,679	6,456	90,573
Income tax provision	(4)	(173)	(8)	(177)
Net (loss)/income	$(11,619)	$$30,506	$6,448	$90,396

Weighted Average Number of Common Shares Outstanding:
Basic	29,194,240	29,157,387	29,187,286	29,157,387
Diluted	29,194,240	29,157,387	29,221,779	29,157,387

Per Share Amounts:
Basic and diluted net (loss)/income per share	$(0.40)	$1.05	$0.22	$3.10

Consolidated Balance Sheets
($ in thousands)

	June 30,	December 31,
	2017	2016
	(Unaudited)	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$121,230	$92,001
Voyage receivables	62,651	66,918
Other receivables	3,797	5,302
Receivable from OSG	6	-
Inventories	1,556	1,338
Prepaid expenses and other current assets	8,951	5,350
Total Current Assets	198,191	170,909

Vessels and other property, less accumulated depreciation	1,089,782	1,100,050
Deferred drydock expenditures, net	39,710	30,557
Total Vessels, Deferred Drydock and Other Property	1,129,492	1,130,607
Investments in and advances to affiliated companies	372,109	358,681
Other assets	1,298	2,324
Total Assets	$1,701,090	$1,662,521

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$29,721	$38,237
Payable to OSG	-	683
Current installments of long-term debt	22,600	6,183
Total Current Liabilities	52,321	45,103

Long-term debt	452,904	433,468
Other liabilities	4,834	4,438
Total Liabilities	510,059	483,009

Equity:
Total Equity	1,191,031	1,179,512
Total Liabilities and Equity	$1,701,090	$1,662,521

Consolidated Statements of Cash Flows

($ in thousands)
	Six Months Ended June 30,
	2017	2016
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:
Net Income	$6,448	$90,396
Items included in net income not affecting cash flows:
Depreciation and amortization	37,715	40,106
Amortization of debt discount and other deferred financing costs	3,930	3,121
Deferred financing costs write-off	7,020	2,729
Direct and allocated stock compensation, non-cash	1,733	1,351
Undistributed earnings of affiliated companies	(27,243)	(24,230)
Allocated reorganization items, non-cash	-	(3,951)
Other – net	130	-
Items included in net income related to investing and financing activities:
Gain on disposal of vessels and other property	-	(171)
Allocated general and administrative expenses recorded as capital contributions	-	801
Discount on repurchase of debt	-	(3,755)
Payments for drydocking	(15,860)	(2,514)
Changes in operating assets and liabilities	(10,182)	18,907
Net cash provided by operating activities	3,691	122,790
Cash Flows from Investing Activities:
Decrease in restricted cash	-	8,989
Expenditures for vessels and vessel improvements	(18,583)	(24)
Expenditures for other property	(374)	(14)
Investments in and advances to affiliated companies	(104)	(987)
Repayments of advances from affiliated companies	18,500	18,500
Net cash (used in)/provided by investing activities	(561)	26,464
Cash Flows from Financing Activities:
Issuance of debt, net of issuance and deferred financing costs	486,302	-
Extinguishment of debt	(458,416)	(65,167)
Payments on debt	(1,546)	(11,974)
Dividend payments to OSG	-	(102,000)
Cash paid to tax authority upon vesting of stock-based compensation	(241)	(26)
Net cash provided by/(used in) financing activities	26,099	(179,167)
Net increase/(decrease) in cash and cash equivalents	29,229	(29,913)
Cash and cash equivalents at beginning of year	92,001	308,858
Cash and cash equivalents at end of period	$121,230	$278,945

Spot and Fixed TCE Rates Achieved and Revenue Days

The following tables provides a breakdown of TCE rates achieved for spot and fixed charters and the related revenue days for the three months ended June 30, 2017 and the comparable period of 2016.  Revenue days in the quarter ended June 30, 2017 totaled 4,141 compared with 4,356 in the prior year quarter. A summary fleet list by vessel class can be found later in this press release.

	Three Months Ended June 30, 2017			Three Months Ended June 30, 2016
	Spot	Fixed	Total	Spot	Fixed	Total
Crude Tankers
ULCC
Average TCE Rate	$—	$32,176		$—	$44,850
Number of Revenue Days	—	91	91	—	91	91
VLCC
Average TCE Rate	$26,657	$42,389		$46,983	$40,127
Number of Revenue Days	648	90	738	443	271	714
Aframax
Average TCE Rate	$12,962	$—		$23,488	$—
Number of Revenue Days	628	—	628	636	—	636
Panamax
Average TCE Rate	$12,266	$17,914		$20,123	$21,134
Number of Revenue Days	299	167	466	406	263	669
Total Crude Tankers Revenue Days	1,575	348	1,923	1,485	625	2,110
Product Carriers
LR2
Average TCE Rate	$10,149	$—		$21,740	$—
Number of Revenue Days	91	—	91	91	—	91
LR1
Average TCE Rate	$10,889	$16,239		$21,058	$21,320
Number of Revenue Days	107	247	354	86	257	343
MR
Average TCE Rate	$10,697	$5,294		$14,692	$11,528
Number of Revenue Days	1,682	91	1,773	1,630	182	1,812
Total Product Carriers Revenue Days	1,880	338	2,218	1,807	439	2,246
TOTAL REVENUE DAYS	3,455	686	4,141	3,292	1,064	4,356

Fleet Information

As of June 30, 2017, INSW's fleet totaled 57 vessels, including two 2017-built Suezmax tankers that delivered to the Company in July 2017 and 55 operating vessels, 42 of which were owned, 7 of which were chartered in, and six were held through joint venture partnerships (2 FSO and 4 LNG vessels)

	Vessels Owned		Vessels Chartered-in		Total at June 30, 2017
Vessel Type	Number	Weighted by Ownership	Number	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt
Operating Fleet
FSO	2	1.0	—	—	2	1.0	873,916
VLCC and ULCC	9	9.0	—	—	9	9.0	2,875,775
Aframax	7	7.0	—	—	7	7.0	787,859
Panamax	8	8.0	—	—	8	8.0	555,504
Crude Tankers	26	25.0	—	—	26	25.0	5,093,054

LR2	1	1.0	—	—	1	1.0	109,999
LR1	4	4.0	—	—	4	4.0	297,710
MR	13	13.0	7	7.0	20	20.0	955,968
Product Carriers	18	18.0	7	7.0	25	25.0	1,363,677

Total Crude Tanker & Product Carrier Operating Fleet	44	43.0	7	7.0	51	50.0	6,456,731

LNG Fleet	4	2.0	—	—	4	2.0	864,800 cbm
Total Operating Fleet	48	45.0	7	7.0	55	52.0	6,456,731 and 864,800 cbm
Newbuild Fleet
Suezmax	2	2.0	-	-	2	2.0	318,000
Total Operating and Newbuild Fleet	50	47.0	7	7.0	57	54.0	6,774,731 and 864,800 cbm

Reconciliation to Non-GAAP Financial Information

The Company believes that, in addition to conventional measures prepared in accordance with GAAP, the following non-GAAP measures may provide certain investors with additional information that will better enable them to evaluate the Company's performance. Accordingly, these non-GAAP measures are intended to provide supplemental information, and should not be considered in isolation or as a substitute for measures of performance prepared with GAAP.

(A) Time Charter Equivalent (TCE) Revenues

Consistent with general practice in the shipping industry, the Company uses TCE revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance.  Reconciliation of TCE revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2017	2016	2017	2016
TCE revenues	$69,280	$100,955	$153,412	$225,664
Add: Voyage Expenses	2,677	2,107	7,295	6,074
Shipping revenues	$71,957	$103,062	$160,707	$231,738

(B) EBITDA and Adjusted EBITDA

EBITDA represents net(loss)/income before interest expense, income taxes and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be a substitute for, net income or cash flows from operations as determined in accordance with GAAP. Some of the limitations are: (i) EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; (ii) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and (iii) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating results and performance, neither of them is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net (loss)/income as reflected in the consolidated statements of operations, to EBITDA and Adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2017	2016	2017	2016
Net (loss)/Income	$(11,619)	$30,506	$6,448	$90,396
Income tax provision	4	173	8	177
Interest expense	9,076	9,690	18,041	20,432
Depreciation and amortization	19,099	20,025	37,715	40,106
EBITDA	16,560	60,394	62,212	151,111
Third-party debt modification fees and costs associated with repurchase of debt	7,939	-	7,939	140
Separation and transition costs	296	1,130	1,031	1,263
Gain on disposal of vessels and other property	-	-	-	(171)
Write-off of deferred financing costs	7,020	291	7,020	2,729
Discount on repurchase of debt	-	-	-	(3,755)
Reorganization items, net	-	520	-	(3,951)
Adjusted EBITDA	$31,815	$62,335	$78,202	$147,366

A, B Reconciliations of these non-GAAP financial measures are included in the financial tables attached to this press release.